Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Change to Virtual-Only Meeting for its 2020 Annual Meeting of Shareholders

WARSAW, NY – May 21, 2020 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), the parent company of Five Star Bank, SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), announced today a change to the location of the Company’s 2020 Annual Meeting of Shareholders. In response to public health concerns surrounding the COVID-19 pandemic and to support the health and well-being of our shareholders, employees, partners and communities, the Company will host its Annual Meeting of Shareholders through remote communication in a virtual-only format. Shareholders will not be able to attend the meeting physically. The previously announced date and time of the meeting, Wednesday, June 17, 2020, at 10:00 a.m. Eastern time has not changed.

The meeting, which will be held via live audio webcast, can be accessed via the internet at www.virtualshareholdermeeting.com/FISI2020 beginning at 9:45 a.m. Eastern Time.

As described in the previously distributed proxy materials, shareholders of record of Financial Institutions, Inc., or their legal proxy holders, as of the close of business on April 20, 2020, are entitled to participate in the Annual Meeting. To be admitted to the virtual meeting with the ability to both vote and ask questions, shareholders must enter the unique 16-digit control number included on their proxy card, voter instruction form or notice of internet availability of proxy materials. Shareholders who hold their shares through a brokerage, bank or other nominee account and have questions on how to obtain a control number to participate should contact the financial institution where their shares are held. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares, ask questions or otherwise participate in the virtual meeting.

While shareholders (or their proxies) will be able to ask questions and vote during the virtual-only meeting by following instructions available on the meeting website, the Company encourages all shareholders to use their previously distributed proxy card, voter instruction form, or any of the methods outlined in the proxy materials to vote their shares and submit their proxies in advance of the Annual Meeting, whether or not they plan to attend.

To expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, the Company used a Securities and Exchange Commission rule that allows us to furnish proxy materials over the Internet instead of mailing paper copies. Shareholders were sent a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials and vote over the Internet on or about April 29, 2020. Shareholders can request paper copies of the proxy materials by following instructions provided in the Notice.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com